Exhibit 99.1
Press Release

Arrayit Diagnostics Announces Sponsored Research Agreement With Wayne State University And Arrayit Corporation

Research to Advance and Further Validate Microarray-Based Blood
Test for Pre-Symptomatic Detection of Ovarian Cancer

HOUSTON, TX – (PR NEWSWIRE) – December 10, 2009 – Arrayit Diagnostics, Inc., a majority-owned subsidiary of Arrayit Corporation (OTCBB: ARYC), today announced that it has executed a sponsored research agreement with Wayne State University and Arrayit Corporation, which encompasses continuing research and development of a microarray-based diagnostic test for the early detection of ovarian cancer.

This newly sponsored research project will be jointly conducted at the laboratories of Wayne State University in Detroit, Michigan and Arrayit Corporation in Sunnyvale, California, and will provide for a much larger test population than previously studied in prior, related research projects.  Dr. Michael Tainsky, Ph.D., director of molecular biology and genetics at Karmanos Cancer Institute and professor of pathology at Wayne State University’s School of Medicine, will serve as principal investigator of the six-month project, working in close collaboration with Dr. Mark Schena, Ph.D., President and Chief Science Officer of Arrayit Corporation.

“For more than six years, Wayne State University has used Arrayit's microarray manufacturing technology to help identify key biomarkers using a novel process that has allowed us to isolate biomarkers unique to ovarian cancer,” noted Dr. Tainsky. “As a result, we are now in late stage development of a simple blood test for the early detection of ovarian cancer that holds tremendous potential to materially – and perhaps profoundly – impact the survivability and quality of life of ovarian cancer victims.”

Dr. Schena stated, “Through the combined efforts of Dr. Tainsky’s and our research teams, Arrayit Corporation will perfect a panel of biomarkers printed in a microarray that will enable detection of ovarian cancer prior to the appearance of any symptoms.  This research project is an important extension of Arrayit’s ongoing relationship with Dr. Tainsky and Wayne State University, and should provide an unequivocal validation of the positive results we have achieved thus far, ultimately supporting and enhancing Arrayit Diagnostic’s sales and marketing strategy.”

According to the National Cancer Institute, it is estimated that 21,550 women will be diagnosed with and 14,600 women will die of cancer of the ovary in 2009 – making it the fourth leading cause of death in women in the United States.  Moreover, based on rates from 2004-2006, 1.4% of women born today will be diagnosed with ovarian cancer at some point during their lifetime.  The disease presents with largely nonspecific symptoms during the initial stages of cancer progression, however there is currently no adequate screening or diagnostic test for early stage detection.  As a result, most ovarian cancers are diagnosed only when later stage symptoms manifest and the disease has metastasized to other parts of the body.  The five-year survival rate for late stage diagnosis is less than 20%, which compares to an approximate 90% survival rate if the disease is identified at the earliest stages.

About Arrayit Corporation
Arrayit Corporation, headquartered in Sunnyvale, California, leads and empowers the genetic, research, pharmaceutical and diagnostic communities through the discovery, development and manufacture of proprietary life science technologies and consumables for disease prevention, treatment and cure.  It now offers over 650 products to a customer base of more than 10,000 laboratories worldwide, including almost every major university, pharmaceutical and biotechnology company, major agricultural and chemical companies, government agencies, national research foundations and many private sector enterprises.  Please visit www.arrayit.com for more information.

About Arrayit Diagnostics, Inc.
Houston-based Arrayit Diagnostics, Inc., a majority-owned subsidiary of Arrayit Corporation, is actively engaged in developing and commercializing a series of proprietary microarray-based diagnostic tests that provide for early detection of cancers, neurodegenerative diseases and other chronic and severe disease states.

About Wayne State University
Wayne State University is one of the nation’s pre-eminent public research universities in an urban setting.  Through its multidisciplinary approach to research and education, and its ongoing collaboration with government, industry and other institutions, the university seeks to enhance economic growth and improve the quality of life in the city of Detroit, state of Michigan and throughout the world.  For more information about research at Wayne State University, visit http://www.research.wayne.edu.

Safe Harbor Statement
Except for historical information contained herein, statements made in this release that constitute forward-looking statements are based on currently available information, involve certain risks and uncertainties and the Company assumes no responsibility to update any such forward-looking statement. The following factors, among others, may cause actual results to differ materially from the results suggested in the forward-looking statements. Risks that may result from changes in the Company's business operations; our ability to keep pace with technological advances; significant competition in the biomedical business; our relationships with key suppliers and customers; quality and consumer acceptance of newly introduced products; market volatility; non-availability of product; excess inventory; price and product competition; new product introductions, the outcome of our legal disputes; the possibility that the review of our prior filings by the SEC may result in changes to our financial statements; and the possibility that stockholders or regulatory authorities may initiate proceedings against Arrayit and/or our officers and directors as a result of any restatements. Risk factors associated with our business, including some of the facts set forth herein, are detailed in the Company's Form 10-K/A for the fiscal year ended December 31, 2008 and Form 10-Q/A for the fiscal first quarter ended March 31, 2009, Form 10-Q/A for the fiscal second quarter ended June 30, 2009 and Form 10-Q for the fiscal third quarter ended September 30, 2009.

FOR MORE INFORMATION, PLEASE CONTACT:
Elite Financial Communications Group
Dodi Handy, President and CEO (Twitter: @dodihandy)
For Media Inquiries: Kathy Addison, Director, Elite Media Group (Twitter: @kathyaddison)
407-585-1080 or via email at ARdx@efcg.net